Exhibit 10.1

WPCS INTERNATIONAL INCORPORATED

June 22, 2006

Southeastern Communication Service, Inc.
2017 Cattleman Road
Sarasota, FL 34232
Attn: Mr. Dan Lester, President

Re: Acquisition by WPCS International Incorporated

Gentlemen:

This binding letter of intent (the “LOI”) sets forth the agreement and understanding as to the terms of the acquisition of Southeastern Communication Service, Inc., a Florida corporation, together with any subsidiary corporations (“SECS”), by WPCS International Incorporated, a Delaware corporation (“WPCS”), or a wholly-owned subsidiary thereof:

1.  Acquisition. WPCS will acquire 100% of the issued and outstanding capital stock of SECS from its current shareholders. In consideration for such sale, WPCS will deliver at the closing of the transaction (the “Closing Date”), (i) $1,800,000 in cash, and (ii) $1,400,000 in shares of WPCS common stock (valued at the last sale price of the common stock on the date prior to the Closing Date).

2.  Additional Conditions. The following additional parameters will be contained in the acquisition agreement:

•	WPCS will seek to favorably convert existing SECS debt facilities to WPCS obligations with favorable re-payment parameters, acceptable in the sole discretion of WPCS.

•	WPCS will indemnify the SECS shareholders for all business related personal guarantees made on behalf of SECS.

•	Satisfactory confirmation of backlog and forecasts.

•	Satisfactory confirmation of customer relationships, such that the acquisition by WPCS will not have a negative impact on such agreements.

•	Establishment of fair market lease rate and agreement for the current property occupied.

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As of the Closing Date, SECS must maintain a working capital position (current assets minus current liabilities and long term debt) of at least $893,000. Any excess shall be paid to the SECS shareholders and any shortfall will reduce the cash amount payable on Closing.

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Prior to the Closing Date, SECS will not enter into any material obligations or new compensatory arrangements without the consent of WPCS. Material obligations do not include expenses incurred in the normal course of operations.

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The acquisition agreement and related documents (collectively, the “Definitive Agreements”) will contain representations, warranties, covenants, including non-competition and confidentiality covenants, conditions to close and indemnities usual to a transaction of this nature, including representations and warranties made by the SECS shareholders.

•	The SECS board of directors shall consist of three WPCS appointees and one SECS executive member.

•	The delivery of financial statements required by WPCS for SEC filing purposes.

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If requested by WPCS, SECS shareholders need to make an IRS Section 338 (h) (10) election and if so, WPCS will reimburse SECS shareholders for any increased tax obligations at the time such tax obligations are due.

•	The following employment agreements would be offered with the following general compensation parameters.

Employee:	Title To Be:	Term:	Base Salary:	Annual Bonus:

Dan Lester	Consultant	Ending 12/31/06	$77,000	N/A
Chris Lester	President	3 years	$85,000	Up to 20% of Salary
Karl Eickemeyer	VP Operations	2 years	$72,000	Up to 20% of Salary
Mike Lester	VP Administration	2 years	$64,500	Up to 20% of Salary
Tony Ankersmit	VP Technical Operations	2 years	$63,500	Up to 20% of Salary
Jeff Stackhouse	Project Manager	2 years	$56,000	Up to 20% of Salary
Marcella Gibbs	Controller	2 years	$46,800	Up to 20% of Salary

The employment agreements can be renewable and will include provisions for future salary adjustments. The annual bonuses will be discretionary based on SECS’ performance in achieving the agreed upon financial goals for the WPCS FY2007 fiscal year.

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The 401k Plan as implemented would continue to be in place for participating employees but the discretionary profit sharing will have to be adjusted in consideration to SECS profitability and annual bonuses paid.

•	SECS can continue with its existing health/life insurance premium policy.

•	As an additional benefit to SECS employees, WPCS will offer the opportunity to participate in the stock option plan. SECS management will decide which employees can participate.

•	SECS will satisfy the outstanding balance due to Southeastern Communication Systems of Sarasota, Inc. prior to the Closing Date.

2.  Costs. Each party agrees to pay, without right of reimbursement from the other party and regardless of whether or not the transaction is consummated, the costs incurred by it in connection with this transaction, including legal fees and other costs incidental to the negotiation of the terms of the transaction and the preparation of related documentation.

3.  Timeline. The confidentiality/standstill agreement is attached hereto. All parties will use their best efforts to complete the transactions outlined above as soon as practicable. It is expected that an acquisition agreement will be executed and the transaction will close in no event later than July 31, 2006. Neither party shall be obligated to consummate the transactions prior to the execution of Definitive Agreements, unless the parties agree thereto in writing.

4.  Conduct of Business. Each party hereto hereby agrees to conduct its business in accordance with the ordinary, usual and normal course of business heretofore conducted by it. Thus, there may be no material adverse changes in the business of either company from the date hereof through the closing of this transaction.

 Until consummation or termination of the Definitive Agreements, SECS and the SECS shareholders shall not directly or indirectly: (i) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of the shares of SECS without the expressed written consent of WPCS; (ii) issue or cause to be issued additional shares or options or warrants to purchase shares of SECS to any persons or parties; (iii) offer for sale, sell, assign, pledge, distribute or enter into any contract for the sale of or otherwise dispose of all or substantially all of a material portion of the assets of SECS; or (iv) assume or incur a significant amount of liabilities or take any other actions outside the ordinary course of its business.

5.  Access. From the date of this agreement until such time as this agreement is terminated or the Definitive Agreements are executed, WPCS shall have access to all information in the possession or control of SECS relating to SECS’s business, assets and financial condition. SECS and its representatives shall also assist WPCS in conducting its due diligence review.

6.  Binding Effect. This agreement is binding on the parties provided, however, that in the event that WPCS, acting in its sole discretion, is not fully satisfied with the results of its due diligence review or other information provided by or related to SECS, WPCS, acting in its sole discretion, may terminate the proposed agreement at any time prior to the execution of the Definitive Agreements, which shall be controlling thereafter, and SECS and the SECS shareholders agree to hold WPCS harmless for any attorney’s fees, accountant’s fee, expenses or other damages which may be incurred by WPCS from the failure to consummate the contemplated Definitive Agreements.

7.  Counterparts. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.  Entire Agreement. This Letter of Intent constitutes the entire agreement of the parties covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind other than as set forth herein.

If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this letter.

WPCS INTERNATIONAL INCORPORATED

By:	/s/ JOSEPH HEATER
Joseph Heater,
Chief Financial Officer

AGREED AND ACCEPTED
This 22nd day of June, 2006

SOUTHEASTERN COMMUNICATION SERVICE, INC.

By:	/s/ DAN LESTER
Dan Lester,
President

SOUTHEASTERN COMMUNICATION SERVICE, INC.

By:	/s/ DAN LESTER Dan Lester, President